EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-09865, 333-83022, 333-105965, 333-134055 and 333-141671 on Form S-8 and Registration Statement No. 333-170316 on Form S-3 of our report dated November 19, 2010, relating to the consolidated financial statements of Central Garden & Pet Company which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle effective September 27, 2009 and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 25, 2010.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California November 19, 2010